Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-12365, 333-145916 and 333-166846) on Form S-8 of Seneca Foods Corporation with respect to our reports dated July 2, 2020, relating to the financial statements and the effectiveness of Seneca Foods Corporation’s internal control over financial reporting, which appear in the Annual Report to Shareholders which is incorporated by reference in this Annual Report on From 10-K. We also consent to the incorporation by reference of our report dated July 2, 2020 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ Plante Moran, PC

July 2, 2020

Southfield, Michigan